Securities Exchange Act of 1934 -- Form 8-K



                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of Report :
                             October 26, 2000
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                      CBL & ASSOCIATES PROPERTIES, INC.
--------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
------------------------------------------------------------------------
                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1

                       CBL & ASSOCIATES PROPERTIES, INC.
                            Conference Call Outline
                               Third Quarter 2000
                                October 26, 2000
                                   10:00 a.m.



Good morning. We appreciate your participation in today's call to discuss our results for the third quarter of 2000. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     I would like to note that a transcript of today's comments, including the balance sheet and the construction / development schedule will be filed as a form 8K later this morning, and will be available upon request, as well as available for replay on the Internet through a link on our website at cblproperties.com.

Before we begin this morning I would like to point out that Regulation FD went into effect on October 23. As a result of this new full disclosure ruling, we at CBL will only be commenting on earnings and projections in publicly released documents. Moving forward, if necessary we will release material information concerning earnings adjustments in press releases and other public filings. We have increased our disclosure by adding the balance sheet and construction/development schedule to the 8K.

Income Statement Review
-----------------------

Third quarter results reflect our continued focus on achieving portfolio growth through aggressive leasing, resulting in gains in occupancy levels, and our ongoing program of developing alternative revenue sources. As reported in our earnings release, in the third quarter of 1999 we reported, as a separate item, a one-time fee of $3.1 million, or $0.08 per share, earned from our co-development program. All of the following comparisons exclude this one-time event.

The 15.8% increase in FFO per share for the third quarter of 2000 consisted of the following:

1. Improved operations in our portfolio, or internal growth, accounted for 79% of this increase. This growth resulted primarily from higher occupancy levels, increased tenant recoveries and specialty rental income.

2. External growth accounted for 21% of the increase through the opening of one mall, one associated center, one community center and the acquisition of one mall and one community center, all of which occurred during the last fifteen months.

Other financial highlights were:

1. Income from operations increased 12.4% to $56 million for the nine months from $50 million for the same period a year ago.

2. Same-center NOI increased 6.2% in the quarter over the prior-year period.

3. Our cost recovery ratio increased to 99.8% year to date compared with 93.7% for the same period one year ago. Higher occupancy levels and our capital improvement program have been the primary factors driving increased recoveries.

Our FFO calculation remains one of the most conservative in the industry as we exclude outparcel sales from the calculation due to the fluctuations which occur in the normal course of our development cycle. The inclusion of outparcel sales in the third quarter of 2000 would have increased FFO by $0.03 per share to $0.91 a share, from the $0.88 reported. Before consideration of outparcel sales, our dividend payout ratio for the quarter was 57.7%. Including outparcel sales, the payout ratio was 55.6%. We expect our payout ratio to continue to trend down for the balance of the year. Also not included in the Company's FFO calculation are gains on the sale of depreciable assets, which was $2.7 million, or $0.07 per share, this quarter. The impact of these sales on FFO will be a net decrease $0.02 per share annually after considering retirement of approximately $40 million in debt.

Capital Structure
-----------------

Though the details of our capital structure are listed in our earnings release, I will highlight just a couple of areas. Consistent with our strategy, we convert variable rate debt to long-term non-recourse debt as soon as feasible once an asset is stabilized. To protect ourselves against short-term interest rate risks we execute interest rate swaps and cap agreements. Taking these swaps and caps into consideration, we have only $85.3 million of variable rate debt exposure, all of which is associated with properties under construction.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $14 million of debt maturities in the next twelve months. Another measure is our EBITDA coverage ratio, which was 2.58 times interest expense this quarter compared with 2.56 times interest expense a year ago.

Capital Expenditures
--------------------

During the third quarter, we spent $3.2 million on revenue generating capital expenditures, $4.3 million on revenue neutral expenditures and $5.4 million on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs with the majority being recovered from tenants. For the full year, we expect to spend $12 million on revenue generating, $12.6 million on revenue neutral capital expenditures and $8 million on revenue enhancing.

Our proactive strategy of renovating and updating our properties continues. This year we have renovated and expanded Asheville Mall in Asheville, NC and expanded Meridian Mall in Lansing, MI. Phase one of the Asheville Mall renovation and expands ion will be completed by Thanksgiving and will include 88,000 square feet of new small shop space, a new food court, a parking deck and two department store expansions. Approximately 50% of the new small shop space will be open for the holiday season and the remainder within the next six months. The expansion area is over 90% leased and committed. Improvements at Meridian Mall include the addition of a Jacobson's department store, which opened in October and a new food court which will open before the holiday season. Hudson's 50,000 square feet expansion of their store is scheduled for completion during the first quarter of 2001. These expenditures are representative of our commitment to investing in our properties, which should enhance shareholder value.

Improved Operations - Internal Growth
-------------------------------------

Internal growth is continuing this year, as evidenced by the higher occupancy and continued increases in specialty revenue sources. For the third quarter, community centers again reported the highest occupancy at 97.8%. We were also pleased that we have maintained our high occupancy levels in the portfolio. Our calculations now exclude Parkway Place, because we are not renewing expiring leases due the imminent demolition of the existing mall for redevelopment.

Retail Outlook
--------------

Retail stores in general exhibit strength by continuing to expand with more stores planned for this year and next. There are some traditional concepts not doing well, and in particular the theater industry. Last week, General Cinema became the latest of five operators to file for bankruptcy. Though we have no exposure to General Cinema in our existing portfolio we have had four locations closed to date by Carmike, which has also filed for bankruptcy protection. These closed theaters were located at Post Oak Mall in College Station, TX, two at Georgia Square in Athens, GA and one at Coolsprings Crossing in Nashville, TN. These theaters total 74,000 square feet and average base rents of $10.61 per square foot. We also have one 15,000 square foot United Artist location closed in Burnsville, MN, where the base rent is $6.25. The total annual rent base rent for these closed theater locations is $880,000. Last week Paul Harris filed for bankruptcy as well. CBL has 11 Paul Harris locations, with 48,700 square feet, and $1.4 million in total revenues. We expect the majority of these Paul Harris stores to continue to operate.

Leasing
-------
In the third quarter we leased approximately 287,000 square feet with average renewal rents for the quarter up 2.3% over the prior rent and percentage rent in the malls, 23.3% in associated centers, and 10.7% in the community centers. Continued strength in renewal leasing is an important component of our internal growth as we re-lease the square footage scheduled to roll over in our properties this year.

Developments
------------
We currently have 2.1 million square feet under construction, which includes The Lakes Mall in Muskegon, MI; Parkway Place in Huntsville, AL; two mall expansions, Asheville Mall and Meridian Mall; and two community centers, Chesterfield Crossing in Richmond, VA, and Creekwood Crossing, in Bradenton, FL. These six projects represent a total investment of approximately $148 million, of which $76 million has been invested through September 30, 2000. Construction loans are in place for the remaining costs. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees. Excluding these fees, the yields would increase by approximately 140 basis points.


Our mall development pipeline today includes the Mall of South Carolina in Myrtle Beach; which is a joint venture with the landowner, Burroughs & Chapin. As we have discussed in previous calls, proceedings concerning permitting and the establishment of government funding levels for certain infrastructure improvements have delayed this schedule. These proceedings may push this completion to 2003. We also have several community center projects in the development pipeline.

Dispositions/Acquisitions
-------------------------
During the last nine months we have sold assets totaling $47 million, including this month's announcement of the $15.5 million sale of five properties. These funds have been primarily used to pay down debt. Although we will incur a short-term reduction in FFO, this transaction and others like it will enable us to be more opportunistic in maximizing return on our capital. We continue to pursue additional dispositions of selected community centers in "one-off' transactions and will report those as they occur. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value.

In September we announced that we signed a definitive agreement with the Richards E. Jacobs Group to acquire 21 malls and two associated centers for approximately $1.2 billion in total consideration. Last Friday we filed the proxy with the SEC and we are awaiting comments. Our transition teams are very active in implementing the integration of these properties into the CBL portfolio. We have now assigned six regional managers to oversee the integration of the properties and have established a mentor program at the malls. In the mentor program, each Jacobs mall will be adopted by a CBL mall to support the integration process.

Meetings with the management of the Jacobs organization are being held on a weekly basis and our eight member team of our officers and senior personnel will be in Cleveland tomorrow. Ben Landress, one of the original associates and Executive Vice President and Buck Sappenfield, Sr. VP of Asset Management are heading up the transition team for CBL.

Retail Sales
------------
Retail sales in our malls as a whole continued to increase in the third quarter although at a slower pace than for the last few quarters. Sales were up 1.2% on a comparable per square foot basis in the third quarter over the prior-year period and total mall sales volume increased 5.2%. We recognize that retail REITs report sales using different parameters and realize that it is essential to have comparable reporting. We support the industry's effort to standardize sales reporting. We feel that we have always been conservative in our calculation of sales, which includes all mall stores of less than 30,000 square feet, and excludes theaters. Even though per square foot sales could be increased substantially by reducing this criterion to 10,000 square feet, we prefer to gauge our results from as many tenants as possible. Occupancy costs as a percentage of sales at our malls was 13.8% for the nine months ending September 30, 2000 compared to 13.1% for the nine months ending September 30, 1999. A significant portion of this increase is a result of our recovery of some of the capital improvements made to our properties. Occupancy cost as a percentage of sales is generally higher in the first three quarters of the year as compared to the fourth quarter as a result of the seasonality of retail sales.

     As the holiday season approaches we have begun to hear more about what the e-tailers are doing to try to capture sales from brick and mortar stores. Pure e-tailers and traditional retailers are starting to tap into each other's expertise and bring together the best integration of clicks and bricks. We recently announced the addition of BigFatWow! to the CBL mall portfolio. BigFatWow! is an entertainment destination kiosk where shoppers can access the Internet. We envision the addition of the Internet portal not only as an additional source of revenue, projected to add $1.6 million in 2001, but also to increase traffic and enhance the shopping experience. There has been a lot of hype about integrating technology into real estate, and to date we have focused on two things: improving the shopping experience of our customers and creating additional revenue.

Outlook
-------

We will continue our conservative approach to our business, and expect to continue to see opportunities to grow.

- The theater industry continues to struggle requiring focus and creativity by our leasing and redevelopment professionals in creating new uses for the space. This will have a short-term impact on us but we believe will lead to long-term improvements for our properties.
- Interest rate fluctuations continue but we believe that our strategy of long-term non recourse project specific debt creates long term value and eliminates both interest rate risk and total overall risk. It does impact FFO but we think the `trade off' is in the best interest of our shareholders.
- The lower occupancy costs and occupancy levels in the Jacobs portfolio provides us with additional opportunity to continue the growth of our company and increase FFO.
- The redeployment of capital from the community centers so as to generate greater future returns on capital will continue as part of our focus.
- We are committed to converting today's challenges into opportunities for tomorrow's growth.

That concludes our conference call. We will be glad to answer questions.


                                    Renewal Leasing Year to Date

                           Prior PSF
                       Rent & Percentage    New PSF            New PSF         % Change     %Change
                             Rent           Rent-Initial       Rent-Avg.       Initial      Average
                        -----------         -----------       --------         --------     -------

Malls                       $23.53           $24.60            $25.32           4.5          7.6

Associated Centers            9.99            11.35            11.45           13.6         14.6

Community Centers            10.03            10.91            11.31            8.8         12.7



             Total Leasing Compared to Tenants Vacating Year to Date
                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Malls                    532,776         $27.33          253,529      $18.63

Associated Centers        22,216           11.45          50,950       12.57

Community Centers        249,812           11.47          93,984       12.10


                                Restated FFO - eliminate the add back of written off development costs
                                        (In thousands, except per share amounts)

                                          First          Second          Third        Fourth          Year
                                         Quarter        Quarter         Quarter      Quarter         Ended
Reported
----------
FFO                                      $27,310         $27,604        $31,065        $31,968       $117,947

FFO per Diluted Share                       0.74            0.75           0.84           0.87           3.21

Restated
----------
FFO                                      26,568          27,458          30,983         31,264        116,273

FFO Per Diluted Share                      0.72            0.75            0.84           0.85           3.16

Write off of development costs no
longer added back                           742             146              82            704          1,674

                                          Properties Under Construction
                                             As of October 25, 2000
                                          -----------------------------
         Property                   Location                  Sq. Ft.     Amount
        --------------------       --------------            --------  ------------

        The Lakes Mall             Muskegon, MI              610,000   $ 40,416,000

        Asheville Mall Expansion   Asheville, NC             169,000     30,944,000

        Meridian Mall Expansion    Lansing, MI               178,000     41,673,000

        Creekwood Crossing         Bradenton, FL             404,000     20,063,000

        Coastal Way - Phase II     Spring Hill, FL            46,000      3,444,000

        Chesterfield Crossing      Richmond, VA              434,000     11,974,000
                                                            ---------  ------------
        Sub Total                                           1,841,000  $148,514,000
                                                                       ============
        Parkway Place*             Huntsville, AL        **  633,000   $42,262,000

        Sub Total                                          2,474,000
          Less exisiting at Parkway Place                    383,000
                                                           ---------
        TOTAL                                              2,091,000
                                                           =========
        -------------------------------------------------------------------------------------------------------
         *50% share of JV with Colonial
         ** 250,000 New Square Feet




                          CBL & Associates Properties, Inc.
                           Consolidated Balance Sheets
                    (Dollars in thousands, except share data)
                                   (UNAUDITED)
                                                                   September 30,           December 31,
                                                                      2000                    1999
                                                                   ----------             ----------

ASSETS
Real estate assets:

  Land                                                             $  284,764             $  284,881
  Buildings and improvements                                        1,857,567              1,834,020
                                                                   ----------             ----------
                                                                    2,142,331              2,118,901
    Less: Accumulated depreciation                                  (259,467)              (223,548)
                                                                   ----------             ----------
                                                                    1,882,864              1,895,353
  Developments in progress                                            129,982                 65,201
                                                                   ----------             ----------
    Net investment in real estate assets                            2,012,846              1,960,554
Cash and cash equivalents                                               5,544                  7,074
Cash in escrow                                                          9,751                      -
Receivables:
  Tenant                                                               27,904                 21,557
  Other                                                                 3,296                  1,536
Mortgage notes receivable                                               8,694                  9,385
Other assets                                                           18,537                 18,732
                                                                   ----------             ----------
                                                                   $2,086,572             $2,018,838
                                                                   ==========             ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable                                   $1,399,326             $1,360,753
Accounts payable and accrued liabilities                               59,245                 64,236
                                                                   ----------             ----------
  Total liabilities                                                 1,458,571              1,424,989
Distributions and losses in excess of investment
 in unconsolidated affiliates                                           3,586                  3,212
                                                                   ----------             ----------
Minority interest                                                     180,326                170,750
                                                                   ----------             ----------
Commitments and contingencies (Note 2)
Shareholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized,  2,875,000 outstanding in 2000 and 1999                   29                     29
  Common stock, $.01 par value, 95,000,000 shares authorized
     25,010,707 and 24,590,936 shares issued and outstanding
     in 2000 and 1999, respectively
                                                                          250                    248
  Additional paid - in capital                                        461,205                455,875
  Accumulated earnings (deficit)                                     (17,395)               (36,265)
                                                                   ----------             ----------
    Total shareholders' equity                                        444,089                419,887
                                                                   ----------             ----------
                                                                   $2,086,572             $2,018,838
                                                                   ==========             ==========

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



                             Date: October 26, 2000